Exhibit 5.2

May 8, 2006

Sunoco Logistics Partners L.P.

Sunoco Logistics Partners Operations L.P.

Sunoco Partners Marketing & Terminals L.P.

Sunoco Pipeline L.P.

Mellon Bank Center

1735 Market Street, Suite LL

Philadelphia, Pennsylvania 19103

Re:	6.125% Senior Notes due 2016

Ladies and Gentlemen:

We have acted as counsel for Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (the “Operating Partnership”), Sunoco Logistics Partners L.P., a Delaware limited partnership (the “Partnership”), Sunoco Partners Marketing & Terminals L.P., a Texas limited partnership (“Sunoco M&T LP”) and Sunoco Pipeline L.P., a Texas limited partnership (“Sunoco Pipeline LP”) with respect to certain legal matters in connection with the registration by the Operating Partnership under the Securities Act of 1933 (the “Securities Act”) of the offer and sale by the Operating Partnership from time to time pursuant to Rule 415 under the Securities Act of $175,000,000 aggregate principal amount of 6.125% Senior Notes due 2016, which are fully and unconditionally guaranteed by the Partnership, Sunoco M&T LP and Sunoco Pipeline LP (the “Securities”).

The Securities were offered and sold pursuant to a prospectus supplement, dated May 2, 2006 and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on May 3, 2006, to a prospectus dated April 11, 2006 (such prospectus, as amended and supplemented by the prospectus supplement, the “Prospectus”) included in a Registration Statement on Form S-3 (Registration Nos. 333-130564; 333-130564-01; 333-130564-02; and 333-130564-03) (the “Registration Statement”), which Registration Statement became effective on April 11, 2006.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Limited Partnership and First Amended and Restated Agreement of Limited Partnership of the Operating Partnership, each as amended to the date hereof; (ii) the Certificate of Limited Partnership and Second Amended and Restated

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May 8, 2006 Page 2

Agreement of Limited Partnership of the Partnership, each as amended to the date hereof; (iii) the Certificate of Limited Partnership and First Amended and Restated Limited Partnership Agreement of Sunoco M&T LP, each as amended to the date hereof; (iv) the Certificate of Limited Partnership and Second Amended and Restated Agreement of Limited Partnership of Sunoco Pipeline LP, each as amended to the date hereof; (v) resolutions adopted by the Pricing Committee of the Board of Directors of Sunoco Logistics Partners GP LLC, a Delaware limited liability company; (vi) the Registration Statement; (vii) the Prospectus; (viii) the Senior Indenture, dated as of December 16, 2005, between the Operating Partnership, the Partnership, Sunoco M&T LP, Sunoco Pipeline LP and Citibank, N.A. (“Citibank”), as Trustee (the “Senior Indenture”); (ix) the First Supplemental Indenture, dated as of May 8, 2006, among the Operating Partnership, the Partnership, Sunoco M&T LP, Sunoco Pipeline LP and Citibank, as Trustee (the “Supplemental Indenture”); and (x) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Operating Partnership.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity (other than on behalf of the Operating Partnership, the Partnership, Sunoco M&T LP and Sunoco Pipeline LP) any document reviewed by us had authority to sign in such capacity; (vi) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement; and (vii) the Senior Indenture and the Supplemental Indenture each were duly authorized, executed and delivered by the parties thereto in substantially the form reviewed by us or with changes that do not affect the opinions given hereunder.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Securities have been duly

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May 8, 2006 Page 3

authorized, executed and issued by the Operating Partnership, the Partnership, Sunoco M&T LP and Sunoco Pipeline LP and, assuming that the Securities have been duly authenticated by Citibank, N.A., as Trustee, constitute valid and binding obligations of the Operating Partnership, the Partnership, Sunoco M&T LP and Sunoco Pipeline LP, enforceable against the Operating Partnership, the Partnership, Sunoco M&T LP and Sunoco Pipeline LP in accordance with their terms and will be entitled to the benefits of the Senior Indenture, as amended and supplemented by the Supplemental Indenture.

The foregoing opinion is qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Senior Indenture or the Supplemental Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited in all respects to the laws of the Delaware Revised Uniform Limited Partnership Act, the Texas Revised Limited Partnership Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the laws of the State of New York and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the references to this firm under the caption “Legal” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K. By giving such consent, we do not admit that we are within the category of persons whose consent is required under the provisions of the Securities Act or the rules and regulations of the Commission issued thereunder

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.